Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2024, except for the effects of discontinued operations of the Birmingham operating segment discussed in Note 2 and Note 15, as to which the date is March 31, 2025 and the effects of discontinued operations of the Eagan operating segment discussed in Note 2 and Note 15, as to which the date is July 18, 2025, relating to the consolidated financial statements for the year ended December 31, 2023 of Axe Compute Inc. (formerly Predictive Oncology Inc.) (the Company) appearing in the Company’s Form 8-K filed on July 18, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Minneapolis, Minnesota

December 12, 2025